Exhibit A-2

Pursuant to Rule 0-2 of the rules and regulations under the Investment Company Act of 1940, as amended, the undersigned declares that this application is signed by a duly authorized member of Wilblairco II, L.L.C. (“Wilblairco II”).  The undersigned is duly authorized to sign this Application as a member of the Manager Committee of Wilblairco II pursuant to Section 4.1 (“Section 4.1”) and Section 4.4 (“Section 4.4”) of the Operating Agreement of Wilblairco II, L.L.C. dated as of May 1, 2000.  Under Section 4.1, the Manager Committee will manage Wilblairco II’s business and affairs.  Under Section 4.4, each member of the Manager Committee is authorized to execute all documents and to take all other action on behalf of Wilblairco II with respect to one or more series of Wilblairco II.  As a member of the Manager Committee of Wilblairco II, the undersigned is authorized to execute any documents on behalf of Wilblairco II.

WILBLAIRCO II, L.L.C.

	By:	William Blair & Company, L.L.C.
	Its:	Manager

	By:	/s/ Arthur J. Simon, Esq.
		Name:	Arthur J. Simon, Esq.
		Title:	Principal

Dated: April 9, 2009

A-2